EXHIBIT 4

[CONFORMED COPY]

Published CUSIP Number:

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of November 13, 2006

among

NEW ARISTOTLE HOLDINGS, INC.

(to be renamed Alberto-Culver Company),

ALBERTO-CULVER COMPANY

(to be converted into New Alberto-Culver LLC),

THE BORROWING SUBSIDIARIES

FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent

JPMORGAN BANK, N.A.,

LASALLE BANK, NATIONAL ASSOCIATION

and

WILLIAM STREET COMMITMENT CORPORATION

as Co-Syndication Agents

and

THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

i

5.11	Financial Condition	43
5.12	Environmental Matters	43
5.13	Regulated Entities	43
5.14	Copyrights, Patents, Trademarks and Licenses, etc.	43
5.15	Subsidiaries/Investments	44
5.16	Insurance	44
5.17	Full Disclosure	44
ARTICLE VI AFFIRMATIVE COVENANTS		44
6.01	Financial Statements	44
6.02	Certificates; Other Information	45
6.03	Notices	45
6.04	Preservation of Corporate Existence, Etc.	46
6.05	Maintenance of Property	47
6.06	Insurance	47
6.07	Payment of Obligations	47
6.08	Compliance with Laws	47
6.09	Compliance with ERISA	48
6.10	Inspection of Property and Books and Records	48
6.11	Environmental Laws	48
6.12	Use of Proceeds	48
ARTICLE VII. NEGATIVE COVENANTS		49
7.01	Limitation on Liens	49
7.02	Disposition of Assets	50
7.03	Consolidations and Mergers	51
7.04	Margin Stock	51
7.05	Restricted Payments	51
7.06	ERISA	52
7.07	Accounting Changes	52
7.08	[Intentionally Omitted]	52
7.09	Consolidated Leverage Ratio	52
7.10	Consolidated Interest Coverage Ratio	52
7.11	Subsidiary Indebtedness	52
7.12	Transactions with Affiliates	52
7.13	Burdensome Agreements	53
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		53
8.01	Events of Default	53
8.02	Remedies Upon Event of Default	55
8.03	Application of Funds	56
8.04	Certain Termination Rights	56
ARTICLE IX ADMINISTRATIVE AGENT		57
9.01	Appointment and Authority	57
9.02	Rights as a Lender	57
9.03	Exculpatory Provisions	57
9.04	Reliance by Administrative Agent	58
9.05	Delegation of Duties	58
9.06	Resignation of Administrative Agent	58
9.07	Non-Reliance on Administrative Agent and Other Lenders	59
9.08	Indemnification of Administrative Agent	59
9.09	No Other Duties, Etc.	59
9.10	Administrative Agent May File Proofs of Claim	60

ARTICLE X MISCELLANEOUS		60
10.01	Amendments, Etc.	60
10.02	Notices and Other Communications; Facsimile Copies	61
10.03	No Waiver; Cumulative Remedies	63
10.04	Attorney Costs, Expenses and Taxes	63
10.05	Indemnification	64
10.06	Payments Set Aside	65
10.07	Successors and Assigns	65
10.08	Confidentiality	68
10.09	Set-off	69
10.10	Interest Rate Limitation	69
10.11	Counterparts	69
10.12	Integration	69
10.13	Survival of Representations and Warranties	70
10.14	Severability	70
10.15	Tax Forms	70
10.16	Replacement of Lenders	72
10.17	Governing Law	72
10.18	Waiver of Right to Trial by Jury	73
10.19	Judgment Currency	73
10.20	Subordination of Intercompany Indebtedness	73
10.21	USA PATRIOT Act Notice	74
10.22	No Advisory or Fiduciary Responsibility	74

SCHEDULES

1.01	Mandatory Cost Rate
2.01	Commitments and Pro Rata Shares
5.15	List of Material Subsidiaries and Material Equity Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

2.02	Committed Loan Notice
2.03(b)	Bid Request
2.03(c)	Competitive Bid
2.04(a)	Borrowing Subsidiary Agreement
2.04(b)	Borrowing Subsidiary Termination
2.11	Note
6.02	Compliance Certificate
10.07	Assignment and Assumption

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of November 13, 2006, among NEW ARISTOTLE HOLDINGS, INC., a Delaware corporation (to be renamed Alberto-Culver Company following the Permitted Separation Transaction (defined herein)), ALBERTO-CULVER COMPANY, a Delaware corporation (to be merged into New Aristotle Company, a Delaware corporation, and then converted into a Delaware limited liability company to be known as New Alberto-Culver LLC in connection with the Permitted Separation Transaction), the Borrowing Subsidiaries (defined herein) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

A. Pursuant to that Credit Agreement (as amended, modified and supplemented to August 31, 2004, the “Original Credit Agreement”) dated as of September 10, 2002 among Alberto (defined herein), the Subsidiaries of Alberto at that time identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent, the lenders party thereto agreed to provide $300 million in credit facilities to Alberto and such Subsidiaries.

B. The Original Credit Agreement was amended and restated pursuant to that certain Amended and Restated Credit Agreement (as amended, modified and supplemented to the date hereof, the “Existing Credit Agreement”) dated as of August 31, 2004 among Alberto, the Subsidiaries of Alberto at that time identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent.

C. The Loan Parties party to the Existing Credit Agreement have requested that the credit facilities provided pursuant to the Existing Credit Agreement be amended and restated on the terms and conditions set forth herein.

D. The Lenders have agreed to the Loan Parties’ request and this Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of one basis point.

“Absolute Rate Loan” means a Bid Loan that bears interest at a rate determined with reference to an Absolute Rate. All Absolute Rate Loans shall be denominated in Dollars.

“A-C USA” means Alberto-Culver USA, Inc., a Delaware corporation.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity securities of a

Person entitled to vote, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any Available Currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such Available Currency, or such other address or account with respect to such Available Currency as the Administrative Agent may from time to time notify the Company and the Lenders; provided that in no event shall any such address or account change be made without 2 Business Days prior written notice to the Company.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $300,000,000.

“Agreement” means this Credit Agreement.

“Alberto” means Alberto-Culver Company, a Delaware corporation, which upon the consummation of the Permitted Separation Transaction, will merge into New Aristotle Company, a Delaware corporation, and then convert into New Alberto-Culver LLC, a Delaware limited liability company.

“Applicable Rate” means, at any time with respect to the Facility Fee, the Eurodollar Rate Loans, the Base Rate Loans and the Utilization Fee, the rate per annum set forth in the table below in the applicable row and column based upon the Status that exists at such time:

Applicable Rate

Status	Eurodollar Rate Loans	Facility Fee	Utilization Fee	Base Rate Loans
Level I	0.190%	0.060%	0.050%	0%
Level II	0.230%	0.070%	0.050%	0%
Level III	0.270%	0.080%	0.050%	0%
Level IV	0.360%	0.090%	0.050%	0%
Level V	0.425%	0.125%	0.075%	0%
Level VI	0.700%	0.175%	0.125%	0%

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

For purposes of this table, the following terms have the following meanings:

“Level I” status exists at any date if, at such date, the Debt Ratings are better than or equal to at least two of the following three ratings: (i) A by S&P and/or (ii) A2 by Moody’s and/or (iii) A by Fitch.

“Level II” status exists at any date if, at such date, the Debt Ratings are better than or equal to at least two of the following three ratings: (i) A- by S&P and/or (ii) A3 by Moody’s and/or (iii) A- by Fitch, and Level I status does not exist.

“Level III” status exists at any date if, at such date, the Debt Ratings are better than or equal to at least two of the following three ratings: (i) BBB+ by S&P and/or (ii) Baa1 by Moody’s and/or (iii) BBB+ by Fitch, and neither Level I status nor Level II status exists.

“Level IV” status exists at any date if, at such date, the Debt Ratings are better than or equal to at least two of the following three ratings: (i) BBB by S&P and/or (ii) Baa2 by Moody’s and/or (iii) BBB by Fitch, and none of Level I status, Level II status and Level III status exists.

“Level V” status exists at any date if, at such date, the Debt Ratings are better than or equal to at least two of the following three ratings: (i) BBB- by S&P and/or (ii) Baa3 by Moody’s and/or (iii) BBB- by Fitch, and none of Level I status, Level II status, Level III status and Level IV status exists.

“Level VI” status exists at any date if, at such date, no other Status exists.

“Status” refers to the determination of which of Level I status, Level II status, Level III status, Level IV status, Level V status or Level VI status exists at any date.

“Applicable Time” means, with respect to any borrowings and payments in Permitted Foreign Currencies, the local times in the place of settlement for such Permitted Foreign Currencies as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 10.07.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Permitted Receivables Financing of any Person, the Investment Amount of such financing.

“Audited Financial Statements” means the audited consolidated balance sheet of Alberto and its Subsidiaries for the fiscal year ended September 30, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Alberto and its Subsidiaries, including the notes thereto.

“Available Currency” means Dollars and any Permitted Foreign Currency.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Loans of the same Type from each of the Lenders whose offer to make one or more Bid Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.03.

“Bid Loan” has the meaning specified in Section 2.03(a). All Bid Loans shall be denominated in Dollars.

“Bid Loan Lender” means, in respect of any Bid Loan, the Lender making such Bid Loan to a Loan Party.

“Bid Request” means a written request for one or more Bid Loans substantially in the form of Exhibit 2.03(b).

“Borrowing” means a Committed Borrowing or a Bid Borrowing, as the context may require.

“Borrowing Subsidiary” means (a) A-C USA, (b) Alberto and (c) any other Subsidiary designated as a Borrowing Subsidiary by the Company from time to time pursuant to Section 2.04(a) that has not ceased to be a Borrowing Subsidiary pursuant to such Section 2.04(b).

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement, substantially in the form of Exhibit 2.04(a).

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination, substantially in the form of Exhibit 2.04(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are required to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and (a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Securities” means with respect to any Person (a) the equity or ownership interests in such Person in whatever form they take, including, without limitation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, membership interests, limited partnership interests, general partnership interests, limited liability partnership interests, trust certificates, certificates of participation in any profit-sharing, and any other right to share in profits and losses and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, and (b) any rights and interests, contingent or otherwise, to participate in, subscribe to, receive, or benefit from, or convert into, or exchange or exercisable for, or otherwise associated with, the Capital Securities described in clause (a) above in such Person, in whatever form they take, including, without limitation, any warrants, options, purchase rights, conversion rights, voting rights, calls, or any other rights to receive Capital Securities described in clause (a) above or ownership interests in such Person or similar rights of any character with respect thereto.

“Closing Date” means November 13, 2006.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Loan Parties pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same Available Currency and, in the case of Eurodollar Rate Committed Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Company” means New Aristotle Holdings, Inc., a Delaware corporation, which upon the consummation of the Permitted Separation Transaction, shall change its name to Alberto-Culver Company.

“Competitive Bid” means a written offer by a Lender to make one or more Bid Loans, substantially in the form of Exhibit 2.03(c), duly completed and signed by a Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.02.

“Consolidated EBIT” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in the determination of Consolidated Net Income, (i) Consolidated Interest Charges for such period and (ii) all taxes accrued for such period on or measured by income; provided, however, Consolidated EBIT shall equal (A) for the fiscal quarter ending March 31, 2006, $28,211,000, (B) for the fiscal quarter ending June 30, 2006, $30,147,000, and (C) for the fiscal quarter ending September 30, 2006, $48,532,000.

“Consolidated Interest Charges” means, without duplication, for any period, for the Company and its Subsidiaries on a consolidated basis, all amounts treated as interest expense for such period to the extent included in the determination of Consolidated Net Income for such period and the actual or implied interest component of Permitted Receivables Financings, each as determined in accordance with GAAP; provided, however, Consolidated Interest Charges shall equal (A) for the fiscal quarter ending March 31, 2006, $2,330,000, (B) for the fiscal quarter ending June 30, 2006, $2,206,000, and (C) for the fiscal quarter ending September 30, 2006, $2,195,000.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBIT for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Funded Indebtedness as of such date to (b) Consolidated Total Capitalization as of such date.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income (or loss) of the Company and its Subsidiaries (excluding extraordinary or non-recurring gains or losses and, to the extent included in net income (or loss), non-cash expenses relating to stock options granted by the Company) for such period, as determined in accordance with GAAP.

“Consolidated Total Capitalization” means, as of any date of determination, the sum of (a) Consolidated Total Funded Indebtedness plus (b) the sum of the amounts set forth on the consolidated balance sheet of the Company and its Subsidiaries as shareholders’ equity, as determined in accordance with GAAP.

“Consolidated Total Funded Indebtedness” means, without duplication, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all non-contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than accounts payable in the ordinary course of business), (e) Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, but such Indebtedness shall only be included in this clause (g) to the extent of recourse to the Company or such Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Permitted Foreign Currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Permitted Foreign Currency.

“Effective Date” means the time immediately following the consummation of the Permitted Separation Transaction on the date after the Closing Date on which the Permitted Separation Transaction occurs.

“Eligible Assignee” has the meaning specified in Section 10.07(f).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the “euro” or otherwise).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Bid Margin” means the margin above or below the Eurodollar Rate to be added to or subtracted from the Eurodollar Rate, which margin shall be expressed in multiples of 1/100th of one basis point.

“Eurodollar Margin Bid Loan” means a Bid Loan that bears interest at a rate based upon the Eurodollar Rate. All Eurodollar Margin Bid Loans shall be denominated in Dollars.

“Eurodollar Rate” means, (a) for any Interest Period with respect to any Eurodollar Rate Loan other than one referred to in clause (b) of this definition, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any Interest Period with respect to any Eurodollar Rate Loan advanced by a Lender required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, the sum of (i) the rate determined in accordance with subsection (a) of this definition and (ii) the Mandatory Cost Rate for such Interest Period.

The Eurodollar Rate shall be rounded to the next 1/100%.

“Eurodollar Rate Committed Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate. Eurodollar Rate Committed Loans may be denominated in any Available Currency.

“Eurodollar Rate Loan” means a Eurodollar Rate Committed Loan or a Eurodollar Margin Bid Loan.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Existing Credit Agreement” has the meaning specified in the introductory paragraphs hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated September 25, 2006, among Alberto, the Administrative Agent and the Arranger.

“Fitch” means Fitch Ratings, a Subsidiary of Fimalac, S.A., and any successor thereto.

“Foreign Currency Committed Loan” means a Eurodollar Rate Committed Loan denominated in a Permitted Foreign Currency.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) or that are promulgated by any Governmental Authority having appropriate jurisdiction.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all non-contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) aggregate net obligations, if any, of such Person under all outstanding Swap Contracts; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all Attributable Indebtedness of such Person and (g) all Guarantees of such Person in respect of any of the kinds of indebtedness or obligations described in the foregoing clauses (a) through (f). For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, but such Indebtedness shall only be included to the extent of recourse to such Person. The amount of any net obligation under any outstanding Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under federal, state or foreign law, including the Bankruptcy Code of the United States.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or (in the case of any Eurodollar Rate Committed Loan) converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six, nine or twelve months thereafter, as selected by the Company (on behalf of itself or any Borrowing Subsidiary) in its Committed Loan Notice or Bid Request, as the case may be, subject to availability of such period; and (b) as to each Absolute Rate Loan, a period of not less than 7 days and not more than 180 days as selected by the Company (on behalf of itself or any Borrowing Subsidiary) in its Bid Request; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment Amount” means, at any time, the aggregate amount of Permitted Receivables sold, secured or pledged in connection with Permitted Receivables Financings as reported in the Company’s most recent Compliance Certificate, which amount is reflected in the Company’s most recent internal, unaudited consolidated balance sheet as “receivables sold”, “long-term debt” or “short-term debt.”

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraphs hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in respect of any asset (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to any Loan Party under Article II in the form of a Committed Loan or a Bid Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter and each Borrowing Subsidiary Agreement.

“Loan Parties” means, collectively, the Company and each Borrowing Subsidiary.

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 1.01.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company and its consolidated Subsidiaries taken as a whole, which change or effect shall exceed 15% of the Company’s total consolidated assets as shown on its consolidated balance sheet for its most recent prior fiscal quarter; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Borrowing Subsidiary of any Loan Document which material adverse effect was not caused by any Lender.

“Material Subsidiary” means, at any time, any Subsidiary having at such time either (a) total (net) revenues for the last fiscal year in excess of 15% of total (net) revenues of the Company and its consolidated Subsidiaries for such period or (b) total assets, as of the last day of the preceding fiscal year, having a net book value in excess of 15% of the total assets of the Company and its consolidated Subsidiaries as of such day, in each case, based upon the Company’s most recent annual financial statements delivered to the Administrative Agent under Section 6.01.

“Maturity Date” means (a) if the Effective Date has not occurred prior to January 31, 2007, January 31, 2007, and (b) otherwise, November 13, 2011; provided, however, if the Lenders have elected to terminate the Commitments pursuant to Section 8.04, then the Maturity Date shall be the date of such termination of the Commitments.

“Maximum Restricted Payment” means, on any determination date, an amount equal to the sum of (a) $250,000,000 plus (b) for any determination date that is after March 31, 2007, an additional amount equal to 50% of Consolidated Net Income for the period commencing on January 1, 2007 and ending on the last day of the most recent fiscal quarter ending prior to such date of determination, less (c) all Restricted Payments made under Section 7.05(e) on and after the Effective Date and prior to such date of determination.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note made by the Loan Parties in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit 2.11.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Permitted Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Permitted Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.07(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Foreign Currency” means each of (i) Australian Dollars, (ii) Canadian Dollars, (iii) British Pounds Sterling, (iv) the Euro, (v) Swedish Krona, (vi) Mexican Pesos and (vii) each other lawful currency (other than Dollars) that is freely available and freely transferable and convertible into Dollars and which is approved by all the Lenders in accordance with Section 1.08.

“Permitted Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Permitted Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Permitted Foreign Currency with Dollars.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Receivables” shall mean all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by the Company or any of its Subsidiaries, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of the Company or any of its Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, and (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations.

“Permitted Receivables Financing” shall mean any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Company or any of its Subsidiaries may sell, pledge, convey or otherwise transfer, or grant a security interest in, Permitted Receivables to a special purpose subsidiary or Affiliate or any other Person.

“Permitted Separation Transaction” means the separation of Alberto’s consumer products business and beauty supply distribution business into two separate, publicly-traded companies and the consummation of various related transactions in connection therewith (including the transactions described in the definitions of “Alberto” and “Company” and the payment of a $25.00 per share special cash dividend) as such transactions are described in (a) Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. as filed with the Securities and Exchange Commission on October 10, 2006 (the “Registration Statement”) under the heading “THE TRANSACTIONS,” (b) the Investment Agreement dated as of June 19, 2006, as amended by a First Amendment to the Investment Agreement dated as of October 3, 2006 and a Second Amendment to the Investment Agreement dated as of October 26, 2006 (as so amended, the “Investment Agreement”), among Alberto, New Aristotle Company, Sally Holdings, Inc., New Sally Holdings, Inc., and CDRS Acquisition LLC, (c) the Separation Agreement, dated as of June 19, 2006, as amended by a First Amendment to the Separation Agreement dated as of October 3, 2006 and a Second Amendment to the Separation Agreement dated as of October 26, 2006 (as so amended, the “Separation Agreement”), among New Sally Holdings, Inc., Sally Holdings, Inc., Alberto, and the Company and (d) the Tax Allocation Agreement dated as of June 19, 2006, as amended by a First Amendment to the Tax Allocation Agreement dated as of October 3, 2006 and a Second Amendment to the Tax Allocation Agreement dated as of October 26, 2006 (as so amended, the “Tax Allocation Agreement”), among New Sally Holdings, Inc., Sally Holdings, Inc., the Company and Alberto, and (e) the Employee Matters Agreement dated as of June 19, 2006, as amended by a First Amendment to the Employee Matters Agreement dated as of October 3, 2006 and a Second Amendment to the Employee Matters Agreement dated as of October 26, 2006 (as so amended, the “Employee Matters Agreement” and together with the Investment Agreement, the Separation Agreement and the Tax Allocation Agreement, the “Permitted Separation Transaction Agreements”), among New Sally Holdings, Inc., Sally Holdings, Inc., the Company and Alberto, provided that the following conditions are satisfied: (i) prior to, and immediately after giving effect to, such transaction, no Default exists; (ii) upon giving effect to such transaction on a pro forma basis (assuming that such transaction occurred on the first day of the four fiscal quarter period ending June 30, 2006), the Company is in compliance with the financial covenants set forth in Sections 7.09 and 7.10; (iii) such transaction is consummated in accordance with the terms of the Permitted Separation Transaction Agreements and such agreements shall not have been amended in any material respect with respect to the Loan Parties without the prior written approval of the Lenders; (iv) there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect (assuming, for this purpose, that the Permitted Separation Transaction had occurred on the date of the Audited Financial Statements); (v) there shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that restrains the consummation of such transaction in the manner contemplated by the Permitted Separation Transaction Agreements; and (vi) neither Alberto nor the Company shall declare or make any Restricted Payments on or after the Closing Date and prior to the Effective Date other than in connection with such transaction and as contemplated in the Registration Statement or the Permitted Separation Transaction Agreements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peso Sublimit” means $150,000,000.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Register” has the meaning set forth in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to a Bid Loan, a Bid Request.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chairman, any vice chairman, the chief executive officer, president, chief financial officer, controller, corporate controller, treasurer, any assistant treasurer, or any executive vice president, senior vice president, vice president, tax or group vice president of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Revaluation Date” means each of the following: (a) each date of a Borrowing of a Foreign Currency Committed Loan, (b) each date of a continuation of a Foreign Currency Committed Loan pursuant to Section 2.02; and (c) the last Business Day of each calendar month.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Permitted Foreign Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Permitted Foreign Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SPC” has the meaning specified in Section 10.07(g).

“Special Notice Currency” means at any time a Permitted Foreign Currency, other than the currency of a country that at such time is a member of the Organization for Economic Cooperation and Development located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent, in good faith, as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Total Outstandings” means with respect to the Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Bid Loans, as the case may be, occurring on such date.

“Type” means (a) with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Committed Loan, and (b) with respect to a Bid Loan, its character as an Absolute Rate Loan or a Eurodollar Margin Bid Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares or similar nominal shares required or permitted by law) 80% or more of the equity securities of each class having ordinary voting power, and 80% or more of the equity securities of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and Obligations denominated in Permitted Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Permitted Foreign Currency, such amount shall be the relevant Permitted Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Permitted Foreign Currency), as determined by the Administrative Agent.

1.08 Additional Permitted Foreign Currencies.

The Company may from time to time request that Eurodollar Rate Committed Loans be made in a currency other than those specifically listed in the definition of “Permitted Foreign Currency”; provided that such requested currency otherwise meets the requirements set forth in such definition. Any such request shall be made to the Administrative Agent (which shall promptly notify each Lender thereof) not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired Borrowing. Each Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Committed Loans in such requested currency. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurodollar Rate Committed Loans to be made in such requested currency. If all the Lenders consent to making Eurodollar Rate Committed Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be a Permitted Foreign Currency hereunder. If a Lender does not consent to making Eurodollar Rate Committed Loans in such requested currency, the Company may replace such Lender in accordance with Section 10.16.

1.09 Redenomination of Certain Permitted Foreign Currencies.

(a) Each obligation of any Loan Party to make a payment denominated in the national currency unit of any member state of the EMU that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) If the Administrative Agent reasonably believes that changes to this Agreement are required to reflect the adoption of the Euro by any member state of the EMU and any relevant market conventions or practices relating to the Euro, the Administrative Agent shall propose such changes in writing to the Company and the Lenders, and the parties shall negotiate in good faith with respect to the making of such changes.

(c) If the Administrative Agent reasonably believes that changes to this Agreement are required to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency, the Administrative Agent shall propose such changes in writing to the Company and the Lenders, and the parties shall negotiate in good faith with respect to the making of such changes.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01 Committed Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Available Currencies (each such loan, a “Committed Loan”) to the Loan Parties from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the Dollar Equivalent of the aggregate outstanding principal amount of the Foreign Currency Committed Loans denominated in Mexican Pesos shall not exceed the Peso Sublimit and (iii) the Dollar Equivalent of the aggregate outstanding principal amount of the Committed Loans of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Loan Parties may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans denominated in Dollars may be Base Rate Loans or Eurodollar Rate Committed Loans. Committed Loans denominated in Permitted Foreign Currencies shall be Eurodollar Rate Committed Loans.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Committed Loans shall be made upon the Company’s irrevocable notice (on behalf of itself or any Borrowing Subsidiary) to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans denominated in Dollars, (ii) four Business Days (five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of or continuation of Eurodollar Rate Committed Loans denominated in a Permitted Foreign Currency, and (iii) on the requested date of any Borrowing of Base Rate Loans or of any conversion of Eurodollar Rate Committed Loans denominated in Dollars to Base Rate Loans. Each telephonic notice by the Company (on behalf of itself or any Borrowing Subsidiary) pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of

$100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Committed Loans, (ii) the identity of the Loan Party, (iii) the Available Currency of the Loans to be borrowed, (iv) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (v) the principal amount of Committed Loans to be borrowed, converted or continued, (vi) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (vii) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice, such notice shall be deemed invalid and the Administrative Agent shall promptly notify the Company of the same. If the Company fails to give a timely notice requesting a conversion or continuation of an outstanding Committed Loan, then the applicable Committed Loan shall be continued as the same Type of Committed Loan denominated in the same Available Currency with, in the case of a Eurodollar Committed Loan, an Interest Period of one month. If the Company (on behalf of itself or any Borrowing Subsidiary) requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company (on behalf of itself or any Borrowing Subsidiary), the Administrative Agent shall notify each Lender of the details of any automatic continuation of such Committed Loans, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable Available Currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan denominated in a Permitted Foreign Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Sections 4.02 and 4.03, the Administrative Agent shall make all funds so received available to the applicable Loan Party in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Loan Party on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company (on behalf of itself or any Borrowing Subsidiary).

(c) Except as otherwise provided herein, a Eurodollar Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Committed Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Committed Loans with Interest Periods exceeding one month without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Committed Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the

Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

2.03 Bid Loans.

(a) General. Subject to the terms and conditions set forth herein, each Lender agrees that the Company (on behalf of itself or any Borrowing Subsidiary) may from time to time request the Lenders to submit offers to make loans in Dollars (each such loan, a “Bid Loan”) to any Loan Party prior to the Maturity Date pursuant to this Section 2.03; provided, however, that after giving effect to any Bid Borrowing, the Total Outstandings shall not exceed the Aggregate Commitments. There shall not be more than eight (8) different Interest Periods in effect with respect to Bid Loans at any time.

(b) Requesting Competitive Bids. The Company (on behalf of itself or any Borrowing Subsidiary) may request the submission of Competitive Bids by delivering a Bid Request to the Administrative Agent not later than 12:00 noon (i) two Business Days prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) five Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans. Each Bid Request shall specify (i) the requested date of the Bid Borrowing (which shall be a Business Day), (ii) the identity of the Loan Party, (iii) the aggregate principal amount of Bid Loans requested (which must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof), (iv) the Type of Bid Loans requested, and (v) the duration of the Interest Period with respect thereto, and shall be signed by a Responsible Officer of the Company. No Bid Request shall contain a request for (i) more than one Type of Bid Loan or (ii) Bid Loans having more than three different Interest Periods. Unless the Administrative Agent otherwise agrees in its sole and absolute discretion, the Company (on behalf of itself or any Borrowing Subsidiary) may not submit a Bid Request if it has submitted another Bid Request within the prior five Business Days.

(c) Submitting Competitive Bids.

(i) The Administrative Agent shall promptly notify each Lender of each Bid Request received by it from the Company and the contents of such Bid Request.

(ii) Each Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Bid Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Administrative Agent not later than 10:30 a.m. (A) one Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (B) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans; provided, however, that any Competitive Bid submitted by Bank of America in its capacity as a Lender in response to any Bid Request must be submitted to the Administrative Agent not later than 10:15 a.m. on the date on which Competitive Bids are required to be delivered by the other Lenders in response to such Bid Request. Each Competitive Bid shall specify (A) the proposed date of the Bid Borrowing; (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the bidding Lender, (y) must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested; (C) if the proposed Bid Borrowing is to consist of Absolute Rate Bid Loans, the Absolute Rate offered for each such Bid Loan and the Interest Period applicable thereto; (D) if the proposed Bid Borrowing is to consist of Eurodollar Margin Bid Loans, the Eurodollar Bid Margin with respect to each such Eurodollar Margin Bid Loan and the Interest Period applicable thereto; and (E) the identity of the bidding Lender.

(iii) Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request. Any Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Lender of any manifest error it detects in such Lender’s Competitive Bid.

(iv) Subject only to the provisions of Sections 3.02, 3.03 and 4.03 and clause (iii) above, each Competitive Bid shall be irrevocable.

(d) Notice to Company of Competitive Bids. Not later than 11:00 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Administrative Agent shall notify the Company of the identity of each Lender that has submitted a Competitive Bid that complies with Section 2.03(c) and of the terms of the offers contained in each such Competitive Bid.

(e) Acceptance of Competitive Bids. Not later than 11:45 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (ii) three Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurodollar Margin Bid Loans, the Company (on behalf of itself or any Borrowing Subsidiary) shall notify the Administrative Agent of its acceptance or rejection of the offers notified to it pursuant to Section 2.03(d). The Company shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Company (on behalf of itself or any Borrowing Subsidiary) may accept any Competitive Bid in whole or in part; provided that:

(i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

(ii) the principal amount of each Bid Loan must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof;

(iii) the acceptance of offers may be made only on the basis of ascending Absolute Rates or Eurodollar Bid Margins within each Interest Period, as the case may be; and

(iv) the Company (on behalf of itself or any Borrowing Subsidiary) may not accept any offer that is described in Section 2.03(c)(iii) or that otherwise fails to comply with the requirements hereof.

(f) Procedure for Identical Bids. If two or more Lenders have submitted Competitive Bids at the same Absolute Rate or Eurodollar Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Eurodollar Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 2.03(e)(iii)) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Company, the Administrative Agent and such Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Lender in respect of such Interest Period, with such accepted amounts being rounded to the nearest whole multiple of $1,000,000.

(g) Notice to Lenders of Acceptance or Rejection of Bids. The Administrative Agent shall promptly notify each Lender having submitted a Competitive Bid whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Company (on behalf of itself or any Borrowing Subsidiary) by the applicable time specified in Section 2.03(e) shall be deemed rejected.

(h) Notice of Eurodollar Rate. If any Bid Borrowing is to consist of Eurodollar Margin Loans, the Administrative Agent shall determine the Eurodollar Rate for the relevant Interest Period, and promptly after making such determination, shall notify the Company and the Lenders that will be participating in such Bid Borrowing of such Eurodollar Rate.

(i) Funding of Bid Loans. Each Lender that has received notice pursuant to Section 2.03(g) that all or a portion of its Competitive Bid has been accepted by the Company (on behalf of itself or any Borrowing Subsidiary) shall make the amount of its Bid Loan(s) available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the date of the requested Bid Borrowing. Upon satisfaction of the applicable conditions set forth in Sections 4.02 and 4.03, the Administrative Agent shall make all funds so received available to the applicable Loan Party in like funds as received by the Administrative Agent.

(j) Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 2.03, the Administrative Agent shall notify each Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Bid Loan and the aggregate amount of each Bid Borrowing.

2.04 Designation of Additional Borrowing Subsidiaries; Termination of Borrowing Subsidiaries.

(a) Designation. The Company may from time to time designate any of its Subsidiaries that is a Wholly-Owned Subsidiary to be a Borrowing Subsidiary hereunder subject to the satisfaction of the following conditions precedent:

(i) the Administrative Agent shall have received the Borrowing Subsidiary Agreement with respect to such Borrowing Subsidiary executed and delivered by the Company and such Borrowing Subsidiary;

(ii) in the case of any Foreign Subsidiary that is to be designated as a Borrowing Subsidiary, the Company shall have provided at least five (5) Business Days prior written notice to the Administrative Agent;

(iii) the Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the transactions contemplated hereby relating to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such transactions, all in form and substance reasonably satisfactory to the Administrative Agent;

(iv) the Administrative Agent shall have received a favorable written opinion of the Company’s counsel for such Borrowing Subsidiary (which counsel, in the case of any foreign Subsidiary, shall be licensed in the jurisdiction of such foreign Subsidiary’s organization), covering such matters (including, without limitation, matters of the type described in Sections 5.01, 5.02, 5.03, 5.04 and 5.13) relating to such Borrowing Subsidiary or its Borrowing Subsidiary Agreement as the Administrative Agent shall reasonably request.

Upon satisfaction of such conditions precedent, such Subsidiary shall for all purposes be a party hereto as a Borrowing Subsidiary as fully as if it had executed and delivered this Agreement.

(b) Termination. The Company may terminate a Borrowing Subsidiary by delivering to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Borrowing Subsidiary. Notwithstanding the foregoing or any contrary provision contained in this Agreement, no Lender shall be obligated to make, continue or convert any Committed Loan to or for any Borrowing Subsidiary if the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Borrowing Subsidiary (whether or not such Borrowing Subsidiary has agreed to such Borrowing Subsidiary Termination). Prior to termination of a Borrowing Subsidiary, all Loans outstanding to such Borrowing Subsidiary must be repaid.

2.05 Prepayments.

(a) The Loan Parties may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Committed Loans or (B) on the date of prepayment of Base Rate Loans; (ii) except in the circumstances contemplated by Section 2.05(c), any prepayment of Eurodollar Rate Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (iii) except in the circumstances contemplated by Section 2.05(c), any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the

Company (on behalf of itself or any Borrowing Subsidiary), the applicable Loan Party shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) No Bid Loan may be prepaid without the prior consent of the applicable Bid Loan Lender.

(c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, then upon written notice from the Administrative Agent, the Loan Parties shall immediately prepay Loans in an aggregate amount equal to such excess; provided, however, (i) if such prepayment obligation is a result of changes in the Spot Rate on any Revaluation Date and the amount of such prepayment obligation does not exceed $1,000,000, no such prepayment shall be required pursuant to this Section 2.05(c) and (ii) if such prepayment obligation is a result of changes in the Spot Rate on any Revaluation Date and the amount of such prepayment obligation exceeds $1,000,000, the Loan Parties may defer such prepayment obligation until the next Revaluation Date (a “Deferral Date”). On any Deferral Date, the Loan Parties shall prepay Loans in an aggregate amount equal to the amount by which the Total Outstandings (calculated using current Spot Rates) on such Deferral Date exceeds the Aggregate Commitments then in effect.

(d) If for any reason the Dollar Equivalent of the aggregate outstanding principal amount of the Foreign Currency Committed Loans denominated in Mexican Pesos exceeds the Peso Sublimit then in effect, then upon written notice from the Administrative Agent, the Loan Parties shall immediately prepay Foreign Currency Committed Loans denominated in Mexican Pesos in an aggregate amount equal to such excess; provided, however, (i) if such prepayment obligation is a result of changes in the Spot Rate on any Revaluation Date and the amount of such prepayment obligation does not exceed $1,000,000, no such prepayment shall be required pursuant to this Section 2.05(d) and (ii) if such prepayment obligation is a result of changes in the Spot Rate on any Revaluation Date and the amount of such prepayment obligation exceeds $1,000,000, the Loan Parties may defer such prepayment obligation until the next Deferral Date. On any Deferral Date, the Loan Parties shall prepay Foreign Currency Committed Loans denominated in Mexican Pesos in an aggregate amount equal to the amount by which the Dollar Equivalent of the aggregate outstanding principal amount of the Foreign Currency Committed Loans denominated in Mexican Pesos (calculated using current Spot Rates) on such Deferral Date exceeds the Peso Sublimit then in effect.

2.06 Termination or Reduction of Commitments.

The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility fees accrued in respect of the Aggregate Commitments to be terminated through the effective date of such termination shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) The Loan Parties shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Committed Loans outstanding on such date.

(b) The Loan Parties shall repay each Bid Loan on the earlier to occur of (i) the last day of the Interest Period in respect thereof or (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the applicable Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Bid Loan shall bear interest on the outstanding principal amount thereof for the Interest Period therefor at a rate per annum equal to the applicable Eurodollar Rate for such Interest Period plus (or minus) the applicable Eurodollar Bid Margin, or at the applicable Absolute Rate for such Interest Period, as the case may be.

(b) After the occurrence and continuation of an Event of Default under Section 8.01(a) or (c), or commencing five (5) days after the occurrence and continuation of any other Event of Default, the Loan Parties shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Facility Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a facility fee in Dollars equal to the Applicable Rate for Facility Fees times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the aggregate outstanding principal amount of all Committed Loans), regardless of usage. The facility fee shall accrue at all times during the period commencing on the Closing Date and ending on the Maturity Date (and thereafter so long as any Committed Loans remain outstanding) and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the daily amount of the facility fee for each day during such quarter shall be computed and multiplied by the Applicable Rate in effect on such day.

(b) Utilization Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a utilization fee in Dollars equal to the Applicable Rate for Utilization Fees times the Total Outstandings on each day that the Total Outstandings exceed 50% of the actual amount of the Aggregate Commitments on such day. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount of the utilization fee for each day during such quarter shall be computed and multiplied by the Applicable Rate in effect on such day.

(c) Other Fees. The Company hereby assumes the obligations of Alberto under the Fee Letter and hereby agrees to pay to the Arranger and the Administrative Agent, for their own respective accounts, the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Foreign Currency Committed Loans denominated in Pounds Sterling shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Foreign Currency Committed Loans as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

If applicable, for the purposes of the Interest Act (Canada), (a) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (b) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (c) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.11 Evidence of Debt.

The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Borrowings made by the Lenders to the Loan Parties and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Loan Parties hereunder to pay any amount owing with respect to the Obligations or of the Lenders to make any Borrowings required hereunder. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the

Administrative Agent, the Loan Parties shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto and the relevant Loan Party to which such Loan was made.

2.12 Payments Generally.

(a) General. All payments to be made by the Loan Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Foreign Currency Committed Loans, all payments by the Loan Parties hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Loan Party is prohibited by any Law from making any required payment hereunder in a Permitted Foreign Currency, such Loan Party shall make such payment in Dollars in the Dollar Equivalent of the Permitted Foreign Currency payment amount. Except as otherwise expressly provided herein, all payments by the Loan Parties hereunder with respect to principal and interest on Foreign Currency Committed Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Permitted Foreign Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in a Permitted Foreign Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by a Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Loan Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Loan Party to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. If such Lender has not paid such amount to the Administrative Agent within one Business Day following the Administrative Agent’s demand therefore, then the applicable Loan Party agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Loan Party to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to the applicable Borrowing. If such Loan Party and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Loan Party the amount of such interest paid by such Loan Party for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Loan Parties may have against any Lender as a result of any default by such Lender hereunder.

(ii) Payments by Loan Parties; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that a Loan Party will not make such payment, the Administrative Agent may assume that such Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Loan Party has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Loan Parties with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Loan Party by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 9.08 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment under Section 9.08.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Concerning Joint and Several Liability of the Loan Parties.

(a) Each of the Loan Parties is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Loan Parties and in consideration of the undertakings of each of the Loan Parties to accept joint and several liability for the obligations of each of them.

(b) Each Loan Party shall be jointly and severally liable for all amounts due to the Lenders under this Agreement and the other Loan Documents, regardless of which Loan Party actually receives Loans hereunder or the amount of such Loans received or the manner in which the Lenders account for such Loans on its books and records. Each Loan Party’s Obligations with respect to Loans made to it, and each Loan Party’s Obligations arising as a result of the joint and several liability of such Loan Party hereunder, with respect to Loans made to the other Loan Party hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Loan Party.

(c) Each Loan Party’s Obligations arising as a result of the joint and several liability of such Loan Party hereunder with respect to Loans made to the other Loan Party hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Loan Party or of any promissory note or other document evidencing all or any part of the Obligations of the other Loan Party, (ii) the absence of any attempt to collect the Obligations from the other Loan Party, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or the Lenders with respect to any provision of any instrument evidencing the Obligations of the other Loan Party, or any part thereof, or any other agreement now or hereafter executed by the other Loan Party and delivered to the Administrative Agent or the Lenders, (iv) the failure by the Administrative Agent or the Lenders to take any steps to perfect and maintain their security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Loan Party, (v) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code of the United States, of the application of Section 1111(b)(2) of the Bankruptcy Code of the United States, (vi) any borrowing or grant of a security interest by the other Loan Party, as Debtor In Possession under Section 364 of the Bankruptcy Code of the United States, (vii) the

disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the Obligations of the other Loan Party under Section 502 of the Bankruptcy Code of the United States, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Loan Party. With respect to each Loan Party’s Obligations arising as a result of the joint and several liability of such Loan Party hereunder with respect to Loans made to the other Loan Party hereunder, such Loan Party waives, until the Obligations shall have been paid in full and this Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Loan Party, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of the Loan Parties to the Administrative Agent or the Lenders.

(d) Upon the occurrence and during the continuation of any Event of Default, the Lenders may proceed directly and at once, without notice, against any Loan Party to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Loan Party or any other Person, or against any security or collateral for the Obligations. Each Loan Party consents and agrees that the Lenders shall be under no obligation to marshal any assets in favor of any Loan Party or against or in payment of any or all of the Obligations.

(e) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Loan Party hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable Debtor Relief Law.

(f) The Loan Parties agree among themselves that, in connection with payments made hereunder, each Loan Party shall have contribution rights against the other Loan Parties as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Loan Party under the Loan Documents and no Loan Party shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Subject to Section 10.15, any and all payments by the Loan Parties to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, branch profits taxes and franchise taxes imposed on it, by a jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized, maintains a lending office or conducts business (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section), each of the

Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment to the relevant tax authority, the Company shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or, if no such receipt is available, other evidence of payment reasonably satisfactory to the Administrative Agent.

(b) In addition, the Loan Parties agree to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If any Loan Party shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, such Loan Party shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender reasonably specifies as is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been deducted or paid. The Administrative Agent or any Lender entitled to any payment under this Section 3.01(c) shall provide the Company with any evidence reasonably requested by the Company necessary to substantiate the calculation of such payment in accordance with the provisions hereof.

(d) The Loan Parties agree to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a written demand therefor.

(e) If the Company (or any other Loan Party) is required to pay any amount to any Lender or the Administrative Agent pursuant to subsection (c) or (d) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment which may thereafter accrue, if such change in the reasonable judgment of such Lender is not otherwise disadvantageous to such Lender.

(f) Each Lender agrees to promptly notify the Company of the first written assessment of any Taxes, Other Taxes or additional amount specified under Section 3.01(c) payable by the Company (or any other Loan Party) hereunder which is received by such Lender, provided that failure to give such notice shall not prejudice the Lender’s rights under Section 3.01 hereof unless and to the extent the Company (or any such other Loan Party) shall be prejudiced by failure to give such notice. The Company shall not be obligated to pay any Taxes, Other Taxes or such additional amount under this Section 3.01 which are assessed against any Lender if the statute of limitations applicable thereto (as same may be extended from time to time by agreement between such Lender and the relevant Governmental Authority) has lapsed.

(g) If a Lender is entitled to and actually claims a U.S. foreign tax credit for Taxes paid by the Loan Parties and received an additional amount from the Loan Parties with respect to those Taxes pursuant to Section 3.01(c), then (i) such Lender shall use its best efforts to reimburse the Loan Parties for such additional amount to the extent that such Lender determines, in its sole discretion, that it received an identifiable benefit for such foreign tax credits; and (ii) any amounts payable under subparagraph (i) hereof shall be due no earlier than the time when the IRS is time-barred by statute from taking any action to reduce or eliminate these foreign tax credits.

3.02 Illegality.

If any Lender reasonably determines that the introduction of any Law, or any change in any Law, or in the interpretation or administration of any Law, occurring after the date of this Agreement has made it unlawful, or that any Governmental Authority has asserted after the date of this Agreement that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans in any Available Currency, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed after the date of this Agreement material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Available Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected Available Currency or, where the affected Available Currency is Dollars, to convert Base Rate Loans to Eurodollar Rate Committed Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Loan Parties shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert such Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Loan Parties shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

(a) If the Required Lenders reasonably determine that in connection with any request for a Eurodollar Rate Committed Loan or a conversion to or continuation thereof for any reason (i) deposits in the relevant Available Currency are not being offered to banks in the applicable offshore interbank market for such Available Currency for the applicable amount and Interest Period of such Eurodollar Rate Committed Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to such Available Currency for such Eurodollar Rate Committed Loan, or (b) if all of the Lenders reasonably determine that in connection with any request for a Eurodollar Rate Committed Loan or a conversion to or continuation thereof for any reason, the Eurodollar Rate for any requested Interest Period with respect to such Eurodollar Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then, in each case, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Committed Loans in the affected Available Currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, which instructions and ensuing revocation notice shall be promptly given upon a change in circumstances. Upon receipt of such notice, the Company (on behalf of itself or any Borrowing Subsidiary) may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans in the affected Available Currency or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein (or in the case of request involving a Permitted Foreign Currency, the Dollar Equivalent of such amount).

3.04 Increased Cost; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in any such case after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of branch profits or franchise taxes and changes in the taxation of net income or gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office or conducts business, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Loan Parties shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in any such case after the Closing Date, affects or would increase the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Loan Parties shall pay to such Lender such additional amounts as will compensate such Lender for such increase.

(c) The Loan Parties shall pay to each Lender (to the extent such Lender has not otherwise been compensated therefor hereunder), as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Loan Parties shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Loan Parties shall promptly compensate such Lender for and hold such Lender harmless from any direct loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Loan Parties (for a reason other than the failure of such Lender to make a Loan) to prepay, or, other than as a result of Section 3.02 or 3.03, to borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company;

(c) any failure by the Loan Parties to make payment of any Loan (or interest due thereon) denominated in a Permitted Foreign Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.16;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Loan Parties shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Loan Parties to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such Available Currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Committed Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder.

(b) Upon (i) any Lender’s making a claim for compensation under Section 3.01 or 3.04, (ii) any Lender’s collecting of a Mandatory Cost Rate with respect to any outstanding Loan or (iii) any Lender’s giving of the notice described in the first sentence of Section 3.02 (which notice has not been revoked), the Company may replace such Lender in accordance with Section 10.16.

3.07 Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions to Closing.

The obligation of the Administrative Agent and each Lender to enter into this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed, where applicable, by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Loan Parties in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) the Organization Documents of each Loan Party and such other certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization;

(v) a favorable opinion of internal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Lenders;

(vi) a certificate signed by a Responsible Officer of the Company certifying (A) the representations and warranties of the Company and each other Loan Party contained in Sections 5.01, 5.02, 5.03, 5.04 and 5.13 shall be true and correct on and as of the Closing Date, (B) the current Debt Ratings; and (C) no consents, licenses and approvals are required in connection with the execution, delivery and performance by the Loan Parties and the validity against each Loan Party of the Loan Documents to which it is a party; and

(vii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Sally Beauty Company, Inc. and Beauty Systems Group, Inc. shall have executed and delivered Borrowing Subsidiary Terminations under, and as defined in, the Existing Credit Agreement.

(c) All accrued interest, fees and expenses of the Loan Parties under the Existing Credit Agreement shall have been paid in full.

(d) All fees and expenses, including Attorney Costs of the Administrative Agent, required to be paid on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions of Initial Borrowing.

In addition to the conditions set forth in Section 4.03, the obligation of each Lender to make its initial Loans hereunder is subject to:

(a) the consummation of the Permitted Separation Transaction; and

(b) the Administrative Agent’s receipt of a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.03(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect (assuming, for this purpose, that the Permitted Separation Transaction had occurred on the date of the Audited Financial Statements).

4.03 Conditions to all Borrowings.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Committed Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Company and each other Loan Party contained in Article V and each other Loan Document shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.11(a) and (c) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Borrowing.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Loan Party is a Borrowing Subsidiary, then the conditions of Section 2.04 to the designation of such Person as a Borrowing Subsidiary shall have been met to the satisfaction of the Administrative Agent.

(e) In the case of a Borrowing to be denominated in a Permitted Foreign Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Borrowing to be denominated in the relevant Permitted Foreign Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Committed Loans) submitted by the Company (on behalf of itself or any Borrowing Subsidiary) shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants (and each other Loan Party represents and warrants for itself with respect to the following sections, except for Sections 5.07, 5.11, 5.16 and 5.17) to the Administrative Agent and each Lender that:

5.01 Corporate Existence and Power.

The Company, each Loan Party and each of their Material Subsidiaries:

(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business (except where the failure to have any such governmental license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect) and to execute, deliver, and as to the Loan Parties only, to perform their obligations under the Loan Documents;

(c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license except when the failure to so qualify or be so licensed or in good standing would not preclude it from enforcing its rights with respect to any of its assets or expose it to any liability, which in either case would reasonably be expected to have a Material Adverse Effect; and

(d) is in all material respects in compliance with all Laws except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Corporate Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Loan Party is party, have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of such Loan Party’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Loan Party is a party or any order, injunction, writ or decree of any Governmental Authority to which such Loan Party or its property is subject except where such conflict, breach, contravention or Lien would not reasonably be expected to have a Material Adverse Effect; or

(c) violate any Law.

5.03 Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of the Agreement or any other Loan Document.

5.04 Binding Effect.

This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

5.05 Litigation.

There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06 No Default.

At the Closing Date and at the time of any Borrowing, no Default exists or would result from the incurring of any Obligations by the Loan Parties. As of the Closing Date, neither the Company nor any Material Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

5.07 ERISA Compliance.

Except as would not reasonably be expected to have a Material Adverse Effect:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.08 Use of Proceeds; Margin Regulations.

The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.04.

5.09 Title to Properties.

The Company and each Material Subsidiary have good record and marketable title in fee simple to, or to their knowledge valid leasehold interests in, all real property necessary for the ordinary conduct of their respective businesses, except for such defects in title or invalidity of leasehold interests as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the Effective Date and to the best knowledge of the Company, the property of the Company and its Material Subsidiaries is subject to no Liens, other than Permitted Liens.

5.10 Taxes.

The Company and its Material Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or where failure to file such return or to pay any such tax would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, there is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11 Financial Condition.

(a) The Audited Financial Statements and the unaudited consolidated financial statements of Alberto dated June 30, 2006:

(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to normal year end audit adjustments in the case of such unaudited statements; and

(ii) fairly present the financial condition of Alberto and its consolidated Subsidiaries as of the date thereof and results of operations for the period covered thereby.

(b) As of the Closing Date, there has been no Material Adverse Effect since September 30, 2005 (assuming, for this purpose, that the Permitted Separation Transaction had occurred on September 30, 2005).

(c) Since the date of the most recent statements furnished pursuant to clause (a) or (b) of Section 6.01, there has been no Material Adverse Effect (assuming, for this purpose, that the Permitted Separation Transaction had occurred on September 30, 2005).

5.12 Environmental Matters.

The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that to the best of its knowledge, such Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13 Regulated Entities.

None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940.

5.14 Copyrights, Patents, Trademarks and Licenses, etc.

To the best knowledge of the Company, the Company or its Material Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except where the failure to own, be licensed to or otherwise have the right to use the same would not have a Material Adverse Effect. To the best knowledge of the Company, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Material Subsidiary infringes upon any rights held by any other Person where any such infringement would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or to the knowledge of the Company threatened, which would reasonably be expected to have a Material Adverse Effect.

5.15 Subsidiaries/Investments.

As of the Effective Date, the Company has no Material Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.15 hereto and has no equity investments in excess of $l00,000,000 in any other Person (excluding Subsidiaries) other than those specifically disclosed in part (b) of Schedule 5.15.

5.16 Insurance.

To the best knowledge of the Company, the properties of the Company and its Material Subsidiaries are insured with financially sound and reputable insurance or reinsurance companies, in such amounts, with such deductibles and covering such risks as are believed by the Company to be adequate in the exercise of its reasonable business judgment.

5.17 Full Disclosure.

None of the representations or warranties made by the Company in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, financial report or statements or certificate furnished by or on behalf of the Company in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE VI

AFFIRMATIVE COVENANTS

On and after the Effective Date, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.01 Financial Statements.

The Company shall deliver to the Administrative Agent, with sufficient copies for each requesting Lender:

(a) as soon as available, but not later than the date which is 120 days after the end of each fiscal year, a copy of the Company’s Annual Report on Form 10K as filed with the SEC, and accompanied by the opinion of a nationally-recognized independent public accounting firm (“Independent Auditor”), which opinion shall not be a qualified opinion or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records;

(b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Company’s Form 10Q as filed with the SEC; and

(c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all Form 8-K’s that the Company or any Subsidiary files with the SEC (other than press releases filed on Form 8-K related to quarter-end and year-end financial results, as applicable).

6.02 Certificates; Other Information.

The Company shall furnish to the Administrative Agent, with sufficient copies for each requesting Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer on behalf of the Company which certifies that no Default has occurred and is continuing (except as described therein); and

(b) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Material Subsidiary as the Administrative Agent may from time to time reasonably request and which relates to the ability of the Company (or any other Loan Party) to perform under this Agreement or any other Loan Document.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, “Loan Party Materials”) by posting the Loan Party Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or its securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (w) all Loan Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Loan Party Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Loan Party Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws; (y) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices.

Except as contemplated by Section 6.03(d), upon obtaining knowledge of any event described below, the Company shall promptly notify the Administrative Agent (but, in no event later than five days after obtaining such knowledge):

(a) of the occurrence of any Default;

(b) of any of the following matters of which a Responsible Officer obtains knowledge that would result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Material Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Material Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Material Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate which would reasonably be expected to result in a Material Adverse Effect, and deliver to the Administrative Agent a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

(i) an ERISA Event;

(ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(d) of any material change in accounting policies or financial reporting practices other than those required or permitted by GAAP by the Company or any of its consolidated Subsidiaries which would reasonably be expected to materially affect the Company’s consolidated financial reports (it being understood that the disclosure of such changes in the financial statements described in Section 6.01 shall satisfy the requirements of this clause (d)); and

(e) of any change in the Company’s Debt Rating, or the fact that such Debt Ratings are no longer being publicly announced by S&P, Moody’s or Fitch, provided that any failure by the Company to give notice of such change or such unavailability of ratings shall not affect the payment obligations hereunder of any Loan Party.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document (if any) that have been breached or violated.

6.04 Preservation of Corporate Existence, Etc.

The Company shall, and shall cause each Material Subsidiary and each other Loan Party to:

(a) except as permitted by Section 7.03, preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of organization;

(b) to the extent practicable, using reasonable efforts, preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (x) when the non-preservation and non-maintenance of such rights, privileges, qualifications, permits, licenses or franchises would reasonably be expected not to have a Material Adverse Effect or (y) in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d) to the extent practicable, using reasonable efforts, preserve or renew all of its registered patents, trademarks, trade names and service marks, except when non-preservation or non-renewal of such patents, trademarks, trade names or service marks would reasonably be expected not to have a Material Adverse Effect.

6.05 Maintenance of Property.

The Company shall maintain, and shall cause each Material Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear and casualty loss excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06 Insurance.

The Company shall maintain, and shall cause each Material Subsidiary to maintain, with financially sound and reputable insurers or independent reinsurers, insurance with respect to its properties and business against loss or damage of the kinds and in the amounts determined by the Company to be necessary or desirable in the exercise of its reasonable business judgment.

6.07 Payment of Obligations.

The Company shall, and shall cause each Material Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Material Subsidiary or unless the failure to pay or discharge would not have a Material Adverse Effect;

(b) all lawful claims (except for such claims which are contested by the Company or Material Subsidiary in good faith) which, if unpaid, would by law become a Lien upon its property except when the failure to pay or discharge would not have a Material Adverse Effect; and

(c) all Indebtedness, as and when due and payable (except for such Indebtedness which is contested by the Company or any Material Subsidiary in good faith or where the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect), but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.08 Compliance with Laws.

The Company shall comply, and shall cause each Material Subsidiary to comply, in all material respects with all Laws of any Governmental Authority having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist or where the failure to comply would not have a Material Adverse Effect.

6.09 Compliance with ERISA.

The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law except where non-compliance would not reasonably be expected to result in a Material Adverse Effect; and (b) make all required contributions to any Plan subject to Section 412 of the Code except where failure to make any contribution would not reasonably be expected to result in a Material Adverse Effect.

6.10 Inspection of Property and Books and Records.

The Company shall maintain and shall cause each Material Subsidiary to maintain accurate and proper books of record and account of all material financial transactions and matters involving the assets and business of the Company and such Material Subsidiary. Subject to reasonable safeguards to protect confidential information, the Company shall permit representatives of the Administrative Agent to discuss the affairs and finances of the Company with its Responsible Officers, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Company shall permit, and shall cause each Material Subsidiary to permit, representatives of the Administrative Agent to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, all at the expense of the Company at any time during normal business hours and with reasonable advance notice. The Administrative Agent shall promptly advise the Lenders of its findings after any such visit, inspection, examination or discussion.

6.11 Environmental Laws.

The Company shall, and shall cause each Material Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws except where the failure to comply would not have a Material Adverse Effect.

6.12 Use of Proceeds.

The Company and the other Loan Parties shall use the proceeds of the Loans for lawful corporate purposes including, without limitation, working capital, Acquisitions and capital expenditures, not in contravention of any Laws or of this Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

On and after the Effective Date, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

7.01 Limitation on Liens.

The Company shall not, and shall not suffer or permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of the Company or any Subsidiary on the Closing Date;

(b) any Lien created under any Loan Document to secure the Obligations;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings are reasonably anticipated to have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Company or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries taken as a whole;

(h) Liens on assets of Subsidiaries acquired by the Company after the Effective Date, provided, however, that such Liens existed at the time of the respective acquisition and were not incurred in anticipation thereof;

(i) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) such Lien attaches solely to the property so acquired in such transaction, and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property;

(j) Liens securing obligations in respect of capital leases on assets subject to such leases;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Material Subsidiary to provide collateral to the depository institution except in either case when such deposit accounts are established or required in the ordinary course of business and would not have a Material Adverse Effect; and

(l) Liens on Permitted Receivables subject to a Permitted Receivables Financings;

(m) Liens on real property (i) acquired after the Effective Date by the Company or any Subsidiary, provided that such Liens existed at the time such property was acquired and were not created in anticipation thereof or (ii) acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property, provided that (x) such Liens attach solely to the property so acquired in such transaction, and (y) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property; and

(n) Notwithstanding the provisions of Sections 7.01(a) through (m), there shall be permitted Liens on property (including Liens which would otherwise be in violation of such subsections), provided that the sum of the aggregate Indebtedness of the Company and its Subsidiaries secured by all Liens permitted under this Section 7.01(n), excluding the Liens permitted under Sections 7.01(a) through (m), shall not exceed an amount equal to 3% of the Company’s total consolidated assets as shown on its consolidated balance sheet for its most recent prior fiscal quarter.

7.02 Disposition of Assets.

Except as otherwise permitted by any other provision of this Agreement, the Company shall not, and shall not suffer or permit any Material Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b) dispositions or spinoffs on reasonable commercial terms and for fair value or which would not have a Material Adverse Effect, provided that dispositions or spinoffs of the capital stock of any Material Subsidiary or any Borrowing Subsidiary to a non-Affiliated Person shall not be permitted under this Section 7.02(b) unless after giving effect thereto the affected Material Subsidiary or Borrowing Subsidiary would be a Wholly-Owned Subsidiary;

(c) dispositions of property (including equity securities) between the Company and any consolidated Subsidiary or among consolidated Subsidiaries;

(d) dispositions of Permitted Receivables pursuant to Permitted Receivables Financings, provided that the aggregate Investment Amount with respect thereto shall not exceed $75,000,000 at any time; and

(e) other dispositions of property during any fiscal year (excluding dispositions permitted under Sections 7.02(a) through (d)) whose net book value in the aggregate shall not exceed 3% of the Company’s total consolidated assets as shown on its consolidated balance sheet for its most recent prior fiscal year.

7.03 Consolidations and Mergers.

The Company shall not, and shall not suffer or permit any Material Subsidiary or any Borrowing Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) any Person may merge with the Company, provided that the Company shall be the continuing or surviving corporation;

(b) any Subsidiary may merge (i) with the Company, provided that the Company shall be the continuing or surviving corporation, or (ii) with any one or more Subsidiaries, provided that (A) if any transaction shall be between a Subsidiary which is not a Wholly-Owned Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person and (B) if any transaction shall be between a Subsidiary which is not a Borrowing Subsidiary and a Borrowing Subsidiary, the Borrowing Subsidiary shall be the continuing or surviving Person (unless in connection therewith, the Company shall have complied with Section 2.04(b) to terminate such Borrowing Subsidiary);

(c) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary; and

(d) any Subsidiary may merge with any Person and any Person may merge with any Subsidiary, provided that after giving effect thereto (i) the resulting Person shall be a Wholly-Owned Subsidiary and (ii) if a Borrowing Subsidiary is a party to such merger, the resulting Person is a Borrowing Subsidiary (unless in connection therewith, the Company shall have complied with Section 2.04(b) to terminate such Borrowing Subsidiary).

7.04 Margin Stock.

The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, in a manner which violates any applicable Law and which would have a Material Adverse Effect (provided that this Section 7.04 shall not be deemed to permit the use of Loan proceeds in violation of any Law applicable to any Lender, including Regulation T, U or X of the FRB). Notwithstanding the foregoing, at no time shall more than 25% of the value (as determined by any reasonable method) of the Company’s assets consist of Margin Stock.

7.05 Restricted Payments.

The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any Restricted Payment; provided that this Section 7.05 shall not restrict (a) any Restricted Payments to a Loan Party, (b) any such Restricted Payments made by any Subsidiary (other than a Borrowing Subsidiary) to the owners of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests), (c) any Restricted Payments permitted under any written benefit plans of the Company or any Material Subsidiary now or hereafter existing so long as such Restricted Payments do not exceed $10,000,000 in the aggregate during the existence of any Event of

Default (d) any Restricted Payments payable solely in Capital Securities of the Company or any Subsidiary or (e) so long as no Event of Default exists at the time of the declaration of such other Restricted Payments, other Restricted Payments in an aggregate amount not to exceed the Maximum Restricted Payment.

7.06 ERISA.

The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and which would reasonably be expected to result in a Material Adverse Effect.

7.07 Accounting Changes.

Subject to Section 1.03, the Company shall not, and shall not suffer or permit any Material Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the fiscal year of the Company or of any such Material Subsidiary, if such change would reasonably be expected to result in a Material Adverse Effect.

7.08 [Intentionally Omitted].

7.09 Consolidated Leverage Ratio.

The Company shall not permit, as of the last day of any fiscal quarter of the Company, the Consolidated Leverage Ratio to be greater than 0.6 to 1.0.

7.10 Consolidated Interest Coverage Ratio.

The Company shall not permit, as of the last day of any fiscal quarter of the Company, the Consolidated Interest Coverage Ratio to be less than 2.00 to 1.0.

7.11 Subsidiary Indebtedness.

The Company shall not permit, as of the last day of any fiscal quarter, the aggregate Indebtedness (excluding intercompany Indebtedness among the Company and its Subsidiaries or between Subsidiaries) of its consolidated Subsidiaries to exceed 25% of shareholders’ equity as set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as determined in accordance with GAAP and as reflected in its most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01. For purposes of this Section 7.11, the term “Indebtedness” shall be deemed to exclude (i) Indebtedness of a Person which becomes a Subsidiary after the Effective Date, provided that such excluded Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof, and (ii) outstanding Indebtedness of Borrowing Subsidiaries.

7.12 Transactions with Affiliates.

The Company shall not, and shall not suffer or permit any Material Subsidiary to, enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable (considered as a whole) to the Company or such Material Subsidiary as would be obtainable by the Company or such Material Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) unless otherwise expressly prohibited by this Agreement, transactions between or among the Company and any of its Subsidiaries or between and among any Subsidiaries, (b) compensation, indemnification and other benefits and perquisites paid or made available to any Affiliate of the Company who is an officer, director, employee, or consultant of the Company or a Subsidiary (including reimbursement of out-of-pocket expenses and provision of directors’ and officers’ liability insurance), (c) transactions under any benefit plan of the Company, (d) transactions approved by a majority of the independent members of the board of directors of the Company (or a committee composed of independent members of the board of directors) (e) any Restricted Payments not prohibited by Section 7.05 and (f) other transactions between the Company or a Material Subsidiary and an Affiliate of the Company not otherwise permitted by this Section 7.12, provided that all such transactions do not involve aggregate consideration paid to Affiliates in excess of $1,000,000 in any fiscal year of the Company.

7.13 Burdensome Agreements.

The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that expressly limits the ability of any Subsidiary to make Restricted Payments, directly or indirectly, to the Company or any other Loan Party except for (a) encumbrances or restrictions existing under or by reason of this Loan Agreement, (b) those imposed by applicable Laws, (c) agreements in existence and as in effect on the Closing Date (and any refundings, replacements or refinancing of the same not in excess of the then outstanding amount of the obligations thereunder and containing restrictions which are not less favorable to the Company and its Subsidiaries), (d) restrictions applicable to special purpose Subsidiaries pursuant to documentation governing any Permitted Receivables Financing, (e) restrictions applicable to any Person acquired by the Company or any Subsidiary provided that such restrictions (i) existed at the time of such Acquisition, (ii) were not incurred in contemplation thereof and (iii) are not applicable to any other Person and (f) pursuant to customary restrictions and conditions contained in any agreement relating to any sale of assets not prohibited hereunder pending the consummation of such sale.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default (but only to the extent existing on or occurring after the Effective Date):

(a) Non-Payment. The Company or any other Loan Party fails to pay, (i) within one Business Day after the same becomes due, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any fee payable under Section 2.09 or interest or under any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty by the Company, any other Loan Party or any other Material Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any other Loan Party or any other Material Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Sections 6.04 (with respect to any Loan Party’s existence), 7.03, 7.05, 7.06, 7.09, 7.10 or 7.11; or

(d) Other Defaults. The Company or any other Loan Party fails to perform or observe any other material term or covenant contained in this Agreement or any other Loan Document (other than as provided in Sections 8.01(a),(b) and (c)), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is received by the Company from the Administrative Agent; or

(e) Cross-Default. (i) The Company or any Subsidiary fails to perform or observe any condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any Indebtedness of the Company or any Subsidiary having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if (A) the effect of such failure, event or condition is to cause such Indebtedness to be declared to be due and payable prior to its stated maturity or (B) such failure is the failure to pay principal or interest on the final stated maturity date of such Indebtedness; or (ii) if there shall occur any default or event of default, however denominated, under any cross default provision under any agreement or instrument relating to any Indebtedness of the Company or any Subsidiary of more than $50,000,000 and the effect of such default or event of default is to permit such Indebtedness to be declared to be due and payable prior to its stated maturity; provided that this subsection (e) shall not apply to any repayment, put or similar provision which permits any holder of any Indebtedness of the Company to compel the Company to repay all or any portion of such Indebtedness prior to the stated maturity of such Indebtedness as long as such repayment, put or similar provision is not triggered by a default, event of default or change of control which permits such Indebtedness to be declared due and payable prior to its stated maturity (for purposes of clarification, the triggering of payments pursuant to any change of control provision contained in any of the Company’s Pension Plans, Multiemployer Plans, other Plans and any other employee benefit plan, arrangement or agreement whether or not covered by ERISA shall not constitute a breach of this subsection (e)); or

(f) Insolvency; Voluntary Proceedings. The Company, any other Loan Party or any Material Subsidiary (i) ceases to be solvent, or generally fails to pay its debts, or admits in writing its inability to pay its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any other Loan Party or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any such Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, stayed, vacated or fully bonded within 60 days after commencement, filing, issuance or levy; (ii) the Company, any other Loan Party or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law involving a material portion of the Company’s or such Subsidiary’s total assets) is ordered in any Insolvency Proceeding involving the Company or any such Subsidiary; or (iii) the Company, any other Loan Party or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $50,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000; or

(i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, non-interlocutory decrees or arbitration awards is entered against the Company, any other Loan Party or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $50,000,000 or more, and the same shall not have been vacated, discharged, stayed or appealed within the applicable period for appeal from the date of entry thereof or paid within ten Business Days after the same becomes non-appealable; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company, any other Loan Party or any Subsidiary which has or would reasonably be expected to have a Material Adverse Effect; or

(k) Change of Control. There occurs any Change of Control after the Effective Date. For purposes of this Section 8.01(k), a “Change of Control” shall occur if any Person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act), other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Family Member, is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 25% (or, if greater, the aggregate percentage held by the Family Members) or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors; provided, however, that the Permitted Separation Transaction shall not constitute a Change of Control. “Family Member” means (i) any of Leonard H. Lavin, Bernice E. Lavin, Carol L. Bernick, Howard B. Bernick, their estates, their respective descendants or spouses, trusts for their benefit or Persons Controlled by any of the foregoing and (ii) any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act which is Controlled by any person or entity referred to in clause (i); or

(l) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party affirmatively asserts the invalidity of any Loan Document.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an Event of Default specified in Section 8.01(f) or (g), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the United States Bankruptcy Code or any other insolvency statute.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

8.04 Certain Termination Rights.

Upon the occurrence and during the continuation of any of the events or circumstances described in subsections (a), (f), (g), (h), (i), (j) and (l) of Section 8.01 during the period commencing on the Closing Date and ending immediately prior to the Effective Date, the Require Lenders may declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall be terminated.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for the first two sentences of Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall be bound by or have rights pursuant to any of such provisions, including as a third party beneficiary.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable to any Lender or Participant for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable to any Lender or Participant for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.

The Administrative Agent may, or at the request of the Company (so long as no Default exists) shall, resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Company shall (unless a Default exists, in which case the Required Lenders shall) appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.09 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent upon the written consent of the Required Lenders) and the Company or the applicable Loan Party, as the case may be, and received by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other material amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other material amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Loan Parties to pay interest at the Default Rate;

(d) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f) amend the definition of “Permitted Foreign Currency” without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) e-mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or any other Loan Party or the Administrative Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, e-mail address or telephone number as shall be designated by such party in a notice to the other parties; provided, however, any notice to any Loan Party given hereunder (including, without limitation, any notice of a Default or an Event of Default) shall only be given by hand, courier, mail or facsimile but not by e-mail; and

(ii) if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, e-mail address or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by e-mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person and notices and other communications to any Loan Party pursuant to Article VIII shall not be effective until actually received by such Person (which notices or communications to the Company may not be given by e-mail). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it other than the procedures described in subsection (a) above, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the foregoing, unless otherwise agreed by the Company, only routine communications may be given by e-mail, and no notice to any Loan Party given hereunder (including, without limitation, any notice of a Default or an Event of Default) may be given by e-mail.

The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE LOAN PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE LOAN PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE LOAN PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any of the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Loan Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by a Responsible Officer of the Company or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete (except for Committed Loan Notices that are deemed invalid pursuant to Section 2.02) or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties; provided that such indemnity shall not be available to the extent that such losses, costs, expenses and liabilities resulted from the gross negligence or willful misconduct of such Agent-Related Person or Lender. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any other rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes.

The Loan Parties agree (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions of this Agreement or any other Loan Document, and the administration of the transactions contemplated hereby and thereby, including all Attorney Costs but excluding costs and expenses incurred in connection with transactions described in Section 10.07 unless such transactions result from the Company’s exercise of its rights in Section 10.16, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes

(provided that the payment of Taxes and Other Taxes shall be subject to Section 3.01) related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after written demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05 Indemnification.

(a) Whether or not the transactions contemplated hereby are consummated, the Loan Parties shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way directly relating to or directly arising out of or directly in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding directly relating to any of the foregoing and brought by any Person other than an Indemnitee, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements have resulted from the gross negligence or willful misconduct of such Indemnitee. No party hereto shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor and receipt by the Company of reasonably appropriate supporting documentation therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(b) An Indemnitee shall give prompt written notice to the Company of any actual or prospective claim, litigation, investigation or proceeding that is, in each case, commenced or asserted in writing and in respect of which indemnification may be sought hereunder (a “Third Party Claim”), provided that the omission to so notify the Company will not relieve a Loan Party from any liability it may have under this Section 10.05 unless and to the extent the Loan Party shall have been materially damaged by the delay in notification or the failure to be notified. Each Indemnitee shall assist the Loan Parties in the defense of any such Third Party Claim by providing reasonable access to the Indemnitee or relevant officers, directors, employees and agents of the Indemnitee, as the case may be, including for purposes of giving testimony, and to relevant books and records of the Indemnitee. The indemnifying Loan Party shall have the right to, and shall at the request of the Indemnitee, participate in, and assume the defense of, any Third Party Claim at its own expense using counsel mutually acceptable to the Indemnitee and such Loan Party. In any such Third Party Claim which a Loan Party has participated in or assumed the defense of, the Indemnitee shall have the right to retain separate counsel, but the Attorney Costs of such counsel shall be at the expense of the Indemnitee unless the named parties in such Third Party Claim (including any impleaded parties) include both a Loan Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Loan Party shall be liable under this Section 10.05 for any settlement of any Third Party Claim effected without its consent.

10.06 Payments Set Aside.

To the extent that any payment by or on behalf of the any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof (or the Dollar Equivalent amount thereof) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by the Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the

Company otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Bid Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent and Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Loan Parties shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than (1) a natural person, (2) the Company or any of the Company’s Affiliates or Subsidiaries or (3) any competitor of the Company and its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Subject to the following sentence of this subsection (d), the Loan Parties agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Certain Definitions. As used herein, the following term has the following meaning:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender (which Affiliate is a commercial bank (or other financial institution with or guaranteed by a Person) having capital of at least $100,000,000); and (c) any other Person (other than a natural person) approved in writing by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (1) the Company or any of the Company’s Affiliates or Subsidiaries, (2) any competitor of the Company and its Subsidiaries or (3) any Person that cannot make Loans in all of the Available Currencies.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Loan Parties under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto, solely in its capacity as such, hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC. The Granting Lender shall indemnify the Loan Parties from any losses, costs or expenses directly arising out of or directly resulting from the use of an SPC as contemplated by this Section 10.07(g).

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

10.08 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority to which the Administrative Agent or a Lender (or the parent company thereof) is subject; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender will promptly notify the Company of any such required disclosure and shall cooperate with the Company, at the Company’s expense, in obtaining a suitable order protecting the confidentiality of such information; (d) to any other party to this Agreement; (e) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Person (other than a competitor of the Company and its Subsidiaries) that is (i) an Eligible Assignee of or Participant in, or a prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) a direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the prior written consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative

Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, provided such degree of care is reasonable.

10.09 Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Loan Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.14 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Tax Forms.

(a)(i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two true and accurate duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from U.S. withholding tax on all payments to be made to such Foreign Lender by a Loan Party pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by a Loan Party pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax on all payments of principal, interest, and other amounts owing under this Agreement or any of the Loan Documents, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Loan Parties pursuant to this Agreement, (b) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Loan Parties make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (a) two true and accurate duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (b) two true and accurate duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Loan Parties shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (a) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (b) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Loan Parties of their obligations to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Loan Parties are not required to pay additional amounts under this Section 10.15(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two true and accurate duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent or the Company did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent or the Company, as the case may be, therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent or the Company, as the case may be. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16 Replacement of Lenders.

Under any circumstances set forth herein providing that the Company shall have the right to replace a Lender as a party to this Agreement, the Company may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Company in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Company; provided, however, that if the Company elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. The Loan Parties shall (y) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans.

10.17 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH LOAN PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c) EACH BORROWING SUBSIDIARY WHICH IS NOT INCORPORATED OR ORGANIZED UNDER THE LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA OR THE DISTRICT OF COLUMBIA HEREBY IRREVOCABLY APPOINTS THE COMPANY, WITH AN ADDRESS ON THE DATE HEREOF AS SPECIFIED ON SCHEDULE 10.02 (OR SUCH OTHER PERSONS AS MAY FROM TIME TO TIME BE IDENTIFIED TO THE ADMINISTRATIVE AGENT IN WRITING AND IS DEEMED SATISFACTORY TO THE ADMINISTRATIVE AGENT) AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT (THE “SERVICE OF PROCESS AGENT”) IN ITS NAME, PLACE AND STEAD TO ACCEPT SERVICE OF ANY AND ALL WRITS, SUMMONS AND OTHER LEGAL PROCESS AND ANY SUCH ENFORCEMENT PROCEEDING BROUGHT IN THE

STATE OF ILLINOIS AND THAT IT WILL TAKE SUCH ACTION AS NECESSARY TO CONTINUE SUCH APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER SUCH SERVICE OF PROCESS AGENT SATISFACTORY TO THE ADMINISTRATIVE AGENT FOR SERVICE OF PROCESS. THE COMPANY HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT AND AGREES TO SERVE IN THE CAPACITY OF SERVICE OF PROCESS AGENT.

10.18 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Parties in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Loan Parties in the Agreement Currency, the Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Loan Parties (or to any other Person who may be entitled thereto under applicable law).

10.20 Subordination of Intercompany Indebtedness.

The Loan Parties hereby agree that all intercompany Indebtedness owing from the Company to any Borrowing Subsidiary (whether now existing or hereafter created) is hereby subordinated to the payment in full of the Obligations. The Company shall be permitted to make payments with respect to such Indebtedness other than during the existence of a Default.

10.21 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

10.22 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising any of the Loan Parties or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to any of the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:	NEW ARISTOTLE HOLDINGS, INC.
(to be renamed Alberto-Culver Company)

	By:	/s/ Paul W. Hoelscher
	Name:	Paul W. Hoelscher
	Title:	Vice President and Corporate Controller

BORROWING SUBSIDIARIES:	ALBERTO-CULVER COMPANY
(to be converted into New Alberto-Culver LLC)

	By:	/s/ Paul W. Hoelscher
	Name:	Paul W. Hoelscher
	Title:	Vice President and Corporate Controller

ALBERTO-CULVER USA, INC.

	By:	/s/ Reed L. Anders
	Name:	Reed L. Anders
	Title:	Vice President, Tax

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Anthea Del Bianco
Name:	Anthea Del Bianco
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Sharon Burks Horos
Name:	Sharon Burks Horos
Title:	Vice President

JPMORGAN BANK, N.A., as a Lender

By:	/s/ James M. Sumoski
Name:	James M. Sumoski
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ K. Joseph Angel, Jr.
Name:	K. Joseph Angel, Jr.
Title:	Vice President

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation), as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Assistant Vice President

CITIBANK, NA, as a Lender

By:	/s/ James M. Buchanan
Name:	James M. Buchanan
Title:	Vice President

SVENSKA HANDELSBANKEN AB (publ), as a Lender

By:	/s/ Mark Cleary
Name:	Mark Cleary
Title:	Senior Vice President

By:	/s/ Mark Emmett
Name:	Mark Emmett
Title:	Vice President

SCHEDULE 1.01

MANDATORY COST RATE

1.	The Mandatory Cost Rate (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost Rate.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Pounds Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Pounds Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost Rate and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Shares
Bank of America, N.A.	$70,000,000.00	23.333333334%
JPMorgan Chase Bank, N.A.	$60,000,000.00	20.000000000%
LaSalle Bank National Association	$60,000,000.00	20.000000000%
William Street Commitment Corporation	$60,000,000.00	20.000000000%
Citibank, N.A.	$25,000,000.00	8.333333333%
Svenska Handelsbanken AB (publ)	$25,000,000.00	8.333333333%
Total	$300,000,000.00	100.000000000%

SCHEDULE 5.15

LIST OF MATERIAL SUBSIDIARIES AND MATERIAL EQUITY INVESTMENTS

MATERIAL SUBSIDIARIES

New Alberto-Culver LLC

Alberto-Culver USA, Inc.

MATERIAL EQUITY INVESTMENTS

None

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

ALBERTO-CULVER COMPANY:

2525 Armitage Avenue

Melrose Park, IL 60160

Attention: President and Chief Executive Officer

Telephone:

Facsimile:

Electronic Mail:

Website Address:             www. alberto.com

with a copy of each notice to:

Alberto-Culver Company

2525 Armitage Avenue

Melrose Park, IL 60160

Attention: Chief Financial Officer

Telephone:

Facsimile:

Electronic Mail:

and

Alberto-Culver Company

2525 Armitage Avenue

Melrose Park, IL 60160

Attention: General Counsel

Telephone:

Facsimile:

Electronic Mail:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Bank of America, N.A.

2001 Clayton Road

CA4-702-02-25

Concord, CA 94520-2405

Attention:

Telephone:

Facsimile:

Electronic Mail:

Account No.:

Ref: Alberto-Culver Company

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

1455 Market Street, 5th Floor

CA5-704-05-19

San Francisco, CA 94103

Attention:

Telephone:

Facsimile:

Electronic Mail:

EXHIBIT 2.02

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of November 13, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among New Aristotle Holdings, Inc., a Delaware corporation (to be renamed Alberto-Culver Company following the Permitted Separation Transaction) (the “Company”), Alberto-Culver Company, a Delaware corporation (to be merged into New Aristotle Company, a Delaware corporation, and then converted into a Delaware limited liability company to be known as New Alberto-Culver LLC in connection with the Permitted Separation Transaction), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Company hereby requests, on behalf of itself, or if applicable, the Borrowing Subsidiary referenced in item 6 below (the “Applicable Borrowing Subsidiary”)(select one):

☐	A Borrowing of Committed Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .

[Type of Committed Loan requested]

4.	In the following currency .

5.	For Eurodollar Rate Loans: with an Interest Period of months.

6.	On behalf of .

[insert name of Applicable Borrowing Subsidiary]

The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

[INSERT NAME OF APPLICABLE LOAN PARTY]

By:
Name:
Title:

EXHIBIT 2.03(b)

FORM OF BID REQUEST

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of November 13, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among New Aristotle Holdings, Inc., a Delaware corporation (to be renamed Alberto-Culver Company following the Permitted Separation Transaction) (the “Company”), Alberto-Culver Company, a Delaware corporation (to be merged into New Aristotle Company, a Delaware corporation, and then converted into a Delaware limited liability company to be known as New Alberto-Culver LLC in connection with the Permitted Separation Transaction), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Lenders are invited to make Bid Loans:

1.	Identity of Loan Party: .

2.	On (a Business Day).

3.	In an aggregate amount not exceeding $ (with any sublimits set forth below).

4.	Comprised of (select one):

☐ Bid Loans based on an Absolute Rate	☐ Bid Loans based on Eurodollar Base Rate

Bid Loan No.	Interest Period requested	Maximum principal amount requested

1	_______days/mos	$

2	_______days/mos	$

3	_______days/mos	$

The Bid Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.03(a) of the Agreement.

The Company authorizes the Administrative Agent to deliver this Bid Request to the Lenders. Responses by the Lenders must be in substantially the form of Exhibit 2.03(c) to the Agreement and must be received by the Administrative Agent by the time specified in Section 2.03 of the Agreement for submitting Competitive Bids.

ALBERTO-CULVER COMPANY (formerly known as New Aristotle Holdings, Inc.), a Delaware corporation

By:
Name:
Title:

EXHIBIT 2.03(c)

FORM OF COMPETITIVE BID

                ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of November 13, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among New Aristotle Holdings, Inc., a Delaware corporation (to be renamed Alberto-Culver Company following the Permitted Separation Transaction) (the “Company”), Alberto-Culver Company, a Delaware corporation (to be merged into New Aristotle Company, a Delaware corporation, and then converted into a Delaware limited liability company to be known as New Alberto-Culver LLC in connection with the Permitted Separation Transaction), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

In response to the Bid Request dated             ,             , the undersigned offers to make the following Bid Loan(s):

1.	Borrowing date: (a Business Day).

2.	In an aggregate amount not exceeding $ (with any sublimits set forth below).

3.	Comprised of:

Bid Loan No.	Interest Period offered	Bid Maximum	Absolute Rate Bid or Eurodollar Margin Bid*

1	_______days/mos	$	(- +) ________	%

2	_______days/mos	$	(- +) ________	%

3	_______days/mos	$	(- +) ________	%

*	Expressed in multiples of 1/100th of a basis point.

Contact Person:	Telephone:

[LENDER]

By:
Name: Title:

******************************************************************************

THIS SECTION IS TO BE COMPLETED BY THE COMPANY IF IT WISHES TO ACCEPT ANY OFFERS CONTAINED IN THIS COMPETITIVE BID:

The offers made above are hereby accepted in the amounts set forth below:

Bid Loan No.	Principal Amount Accepted
$
$
$

ALBERTO-CULVER COMPANY (formerly known as New Aristotle Holdings, Inc.), a Delaware corporation

By:
Name:
Title:
Date:

EXHIBIT 2.04(a)

FORM OF BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT, dated as of                      (this “Agreement”) among [NAME OF BORROWING SUBSIDIARY], a                      (the “Borrowing Subsidiary”), New Aristotle Holdings, Inc. (to be renamed Alberto-Culver Company) (the “Company”), and Bank of America, N.A., as agent (in such capacity, the “Administrative Agent”) for the several lenders and other financial institutions (the “Lenders”) from time to time parties to the Second Amended and Restated Credit Agreement, dated as of November 13, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries (as defined in the Credit Agreement) from time to time parties thereto, the Lenders and the Administrative Agent.

The parties hereto hereby agree as follows:

1. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2. Pursuant to Section 2.04 of the Credit Agreement, the Company hereby delivers this Borrowing Subsidiary Agreement and designates [name of Borrowing Subsidiary] as a Borrowing Subsidiary under the Credit Agreement.

3. Each of the Company and the Borrowing Subsidiary, jointly and severally, represents and warrants that the representations and warranties contained in the Credit Agreement are true and correct on and as of the date hereof to the extent such representations and warranties relate to the Borrowing Subsidiary and this Agreement.

4. The Company agrees that the guarantee of the Company contained in Section 2.14 of the Credit Agreement will apply to the Obligations of the Borrowing Subsidiary.

5. Upon execution of this Agreement by the Company, the Borrowing Subsidiary and the Administrative Agent, the Borrowing Subsidiary shall be a party to the Credit Agreement and shall be a Borrowing Subsidiary for all purposes thereof, and the Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement applicable to Borrowing Subsidiaries.

6. The Borrowing Subsidiary hereby acknowledges that it has received and reviewed a complete copy (in execution form) of the Credit Agreement (including, without limitation, all amendments, supplements and other modifications thereto).

7. The address to which communications to the Borrowing Subsidiary under the Credit Agreement should be directed is:

_______________________________

_______________________________

_______________________________

Telephone: ______________________

Fax No.:_________________________

8. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

9. This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original, and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

[BORROWING SUBSIDIARY]

By:
Title:

ALBERTO-CULVER COMPANY (formerly known as New Aristotle Holdings, Inc.), a Delaware corporation

By:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

EXHIBIT 2.04(b)

FORM OF BORROWING SUBSIDIARY TERMINATION

                    ,

Bank of America, N.A., as Administrative Agent

for the Lenders referred to below

[Address]

RE:	BORROWING SUBSIDIARY TERMINATION

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement, dated as of November 13, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among New Aristotle Holdings, Inc. (to be renamed Alberto-Culver Company) (the “Company”), each Borrowing Subsidiary from time to time a party thereto, the several lenders and other financial institutions from time to time parties thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status and rights of                      (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. [The undersigned represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The undersigned acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrowing Subsidiary until such time as all Loans made to the Terminated Borrowing Subsidiary and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, all other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings as a Borrowing Subsidiary under the Credit Agreement.]

THIS BORROWING SUBSIDIARY TERMINATION SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS. This Borrowing Subsidiary Termination may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement; provided, however, that the effectiveness of this Borrowing Subsidiary Termination shall not be affected if the Terminated Borrowing Subsidiary fails to execute this document. Delivery of an executed signature page of this Borrowing Subsidiary Termination by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Very truly yours,

ALBERTO-CULVER COMPANY (formerly known as New Aristotle Holdings, Inc.), a Delaware corporation

By:
Title:

Acknowledged and Agreed:

[Borrowing Subsidiary]

By:
Title:

EXHIBIT 2.11

FORM OF NOTE

FOR VALUE RECEIVED, each of the undersigned (a “Borrower”), hereby joint and severally promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of November 13, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among New Aristotle Holdings, Inc. (to be renamed Alberto-Culver Company), a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

NEW ARISTOTLE HOLDINGS, INC. (to be renamed Alberto-Culver Company), ALBERTO-CULVER COMPANY (to be converted into New Alberto-Culver LLC) ALBERTO-CULVER USA, INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Loan Party	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______
__________	________________	_______	_______	_______	_______	_______	_______

EXHIBIT 6.02

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                    ,

To:	Bank of America, N.A., as Administrative Agent

Re:	Second Amended and Restated Credit Agreement, dated as of November 13, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among New Aristotle Holdings, Inc. (to be renamed Alberto-Culver Company), a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This certificate is furnished to you pursuant to Section 6.02(a) of the Agreement concurrently with the delivery of the financial statements required pursuant to Section 6.01 (a) or (b) of the Agreement, as applicable. Terms not otherwise defined herein are used herein as defined in the Agreement.

The Company hereby certifies to you that:

(A) no Default or Event of Default has occurred and is continuing, except as described in Attachment 1 hereto;

(B) the computations set forth below are true and correct as of                     , 20        1, or for the relevant period then ended, as applicable under terms of the Agreement:

(1) Section 7.09 Consolidated Leverage Ratio

(a) Actual Consolidated Leverage Ratio	to 1.0

(b) Maximum Consolidated Leverage Ratio	0.6 to 1.0

(2)	Section 7.10 Consolidated Interest Coverage Ratio

(a) Actual Consolidated Interest Coverage Ratio	to 1.0

(b) Minimum Consolidated Interest Coverage Ratio	2.0 to 1.0

[1]	The last day of the accounting period for which financial statements are being concurrently delivered.

(3)	Section 7.11 Subsidiary Indebtedness

(a) Actual Indebtedness of consolidated Subsidiaries	$___________

(b) Maximum Indebtedness of consolidated Subsidiaries (i.e., 25% of Company’s consolidated shareholder’s equity)	$___________

(C) if the financial statements of the Company being concurrently delivered were not prepared in accordance with GAAP, Attachment 2 hereto sets forth any derivations required to conform the relevant data in such financial statements to the computations set forth below; and

(D) there have been no material changes in accounting policies or financial reporting practices other than those required or permitted by GAAP by the Company or any of its consolidated Subsidiaries since the date of the last compliance certificate delivered to you, except as disclosed in the financial statements required pursuant to Section 6.01(a) or (b) of the Agreement being delivered in connection herewith.

Dated this              day of                     , 20        .

ALBERTO-CULVER COMPANY (formerly known as New Aristotle Holdings, Inc.), a Delaware corporation

By:
Name:
Title:

EXHIBIT 10.07

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	______________________________

2. Assignee:	______________________________ [and is an [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower(s):	Alberto-Culver Company (formerly known as New Aristotle Holdings, Inc.) and the Borrowing Subsidiaries

4. Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Second Amended and Restated Credit Agreement, dated as of November 13, 2006, among New Aristotle Holdings, Inc. (to be renamed Alberto-Culver Company), a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

10.	Assigned Interest:[2]

Facility Assigned[3]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[4]		CUSIP Number

_____________	$________________	$________________	______________	%

_____________	$________________	$________________	______________	%

_____________	$________________	$________________	______________	%

[11.	Trade Date: ][5]

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, etc.).

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][6] Accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][7] ALBERTO-CULVER COMPANY (formerly known as New Aristotle Holdings, Inc.), a Delaware corporation

By:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[7]	To be added only if the consent of the Company and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.